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                                                                EXHIBIT 10(b)(2)

                             AMENDMENT NO. 2 TO THE

                         ICF KAISER INTERNATIONAL, INC.

                         EMPLOYEE STOCK OWNERSHIP PLAN

     WHEREAS, ICF Kaiser International, Inc. (the "Company") maintains the ICF Kaiser International, Inc. Employee Stock Ownership Plan (the "Plan"), which was most recently amended and restated effective January 1, 1996;

     WHEREAS, the Company submitted the Plan to the Internal Revenue Service to request a determination that the Plan is qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the Internal Revenue Service requested that the Plan be amended to clarify that compensation taken into account is limited to $150,000, as adjusted by section 401(a)(17)(B) of the Code;

     WHEREAS, the Company has retained the authority pursuant to section 10.2 of the Plan to amend the Plan;

     NOW THEREFORE, BE IT RESOLVED, that, effective January 1, 1996, the second paragraph of Section 1.9 is amended to read as follows:

          For purposes of contributions or benefits on behalf of Participants, Compensation shall be limited to $150,000, as adjusted for increases in the cost-of-living in accordance with (S) 401(a)(17)(B) of the Code. For Plan Years beginning prior to January 1, 1997, a highly compensated Employee's Family Member will be treated as a single employee with one compensation, and the limit will be allocated among the members of the family unit in proportion to each member's compensation for purposes of applying the dollar limit on compensation, to the extent required under the Code.

     FURTHER RESOLVED, that the appropriate officers are hereby authorized to amend and restate the Plan to incorporate these amendments, and to take any other actions necessary to effectuate the intent of these amendments.